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Exhibit 10.22

November 18, 2003

Mahesh Krishnamurthy

Dear Mahesh:

        We are pleased to offer you following position within Accelrys Inc. and it is our hope that you will become a part of this exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

        Position/Location:    You will assume the position of Senior Vice President of Corporate Development based in our San Diego headquarters. In this role you will report directly to Mark Emkjer, Accelrys' President and will assume responsibilities for management of Accelrys' merger & acquisition planning and execution, corporate strategy development, and new business development activities.

        It is understood that through a period not to exceed June 30, 2004, Accelrys will provide you a monthly airfare reimbursement of an amount not to exceed the prevailing roundtrip coach airfare rate such that you are able to return to the Palo Alto area weekly.

        Compensation:    Your compensation in the above position will include an annual base salary of $235,000.00, paid semi-monthly at the rate of $9,791.67 per pay period. In addition you will participate in our Management Incentive Plan designed to allow you to earn up to 40% of your base salary in incentive compensation upon achievement of corporate and individuals objectives. For Accelrys' fiscal year 2005, 50% of your eligible bonus amount will be guaranteed.

        Employment and Benefits:    As a US employee of Accelrys Inc., you will participate in our comprehensive employee benefits package. Accelrys is committed to maintaining a competitive position in the employment marketplace and in doing so makes available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits. It is understood that this offer of employment, its acceptance, or the maintenance of human resources policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits. Employment at Accelrys Inc. is not for a specific term and can be terminated by you or by Accelrys Inc. at any time for any reason, with or without cause.

        This letter supersedes any prior or contrary representations that may have been made by Accelrys Inc. Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by the Vice President of Human Resources.

        Relocation Terms:    In order to allow you the flexibility you require to make the relocation decisions that are best for you and your family, Accelrys Inc. will agree to pay you a $115,000 one-time relocation payment upon commencement of your employment with us. Please note that should you voluntarily terminate your employment with Accelrys prior to 2 years from the date of the commencement of your employment with us in San Diego, you will agree to repay to the company all monies paid to you in the form of the aforementioned one-time relocation payment.

        Severance Provision:    In the event that your employment with the Company is involuntarily terminated for reasons other than for gross misconduct, Accelrys Inc. will agree to pay to you a severance payment equal to 6 months of your then base salary amount. This amount will be deemed payable upon the effective date of your termination and will be paid to you in 12 equal bi-weekly payments consistent with our standard US payroll processing periods. The payment of this severance will be conditional upon your execution of a mutual release of claims and of a non-competition agreement, in a form acceptable to Accelrys, for a period equal to that of the severance payment period.

        Option Grant:    Upon joining the Company, management will recommend to the Board of Directors that you be given the opportunity to receive an option for 45,000 shares of common stock pursuant to the terms of the Non-Qualified Stock Plan. Any offer of options is subject to the written approval of the Company's Board of Directors and such standard conditions as the Board may impose. The option will vest over a four (4) year period and will be priced in accordance with the market close price as of the day you begin your employment with us.

        Confidentiality:    Due to the nature of your responsibilities, you will be required to execute and will be bound by the Company's Invention and Non-Disclosure Agreement ("the Agreement") effective upon your commencement of employment with the company. Please find a copy of this document enclosed for your review.

        Proposed Start Date:    To be mutually agree upon, but currently planned to be on or about January 1, 2004

        This offer is subject to your submission of an I-9 form and satisfactory documentation with respect to your identification and right to work in the United States; and to satisfactory completion of Accelrys' reference and background check and the approval of Pharmacopeia's Board of Directors.

        I look forward to your joining the Accelrys team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys Inc.
By:	/s/ JUDITH OHRN HICKS Judith Ohrn Hicks Vice President, Human Resources

Agreed to and accepted by:
/s/ MAHESH KRISHNAMURTHY Mahesh Krishnamurthy
Start Date: ____________

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  Exhibit 10.22